                                                                  Exhibit (h)(4)


                            ADMINISTRATION AGREEMENT
                            ------------------------


        THIS AGREEMENT is made as of November 1, 1998, by and between the REPUBLIC FUNDS, a Massachusetts business trust (the "Company"), and BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation.

        WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of separate series ("Portfolios") each of which issues units of beneficial interest ("Shares"); and

        WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such Portfolios as the Company and the Administrator may agree on and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

        ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below. The Company consents to the performance of certain services hereunder by the Administrator's affiliate, BISYS Fund Services (Ireland) Limited.

        The Administrator and its affiliates shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

        ARTICLE 2. Administrative Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Company with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

        The Administrator shall provide the Company with, or procure for the Company, regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the

Board of Trustees, the Administrator shall make reports to the Company's Trustees concerning the performance of its obligations hereunder.

        Without limiting the generality of the foregoing, the Administrator shall:

        (a) calculate contractual Company expenses and control all disbursements for the Company, and as appropriate compute the Company's yields, tax-equivalent yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

        (b) assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

        (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

        (d) develop and prepare, with the assistance of the Company's investment adviser, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Company Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

        (e) administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor or placement agent, custodian, transfer agent and fund accountant;

        (f) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

        (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

        (h) coordinate and supervise the preparation and filing of the Company's tax returns;

        (i) examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including,

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                without limitation, the Company's investment adviser,
                distributor or placement agent, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Trustees, report to the Board on the performance of organizations;

        (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Company's semi-annual and annual reports to Shareholders;

        (k) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

        (l) provide individuals reasonably acceptable to the Company's Board of Trustees to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Board of Trustees;

        (m) advise the Company and its Board of Trustees on matters concerning the Company and its affairs;

        (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Board of Trustees;

        (o) monitor and advise the Company and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

        (p) perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's distribution agreement, transfer agent agreement and fund accounting agreement;

        (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable;

        (r) prepare and file with the SEC the semi-annual reports for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2;

        (s) design, implement and maintain a portfolio compliance program which will reasonably be expected to monitor compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, and any other relevant regulations, such as those issued by the NASD; and

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        (t)     make available an individual whose qualifications are acceptable to the Company and whose time and activities will be dedicated solely to the provision of such services on behalf of the Portfolios that the parties may, from time to time, agree upon (a "Qualified Dedicated Employee") and make available the services of a second Qualified Dedicated Employee at such time that Company assets, together with other mutual fund assets under management by Republic National Bank of New York, equal or exceed $700 million.

        The Administrator shall perform such other services for the Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Company will pay the Administrator's out-of-pocket expenses.

        ARTICLE 3. Allocation of Charges and Expenses.

        (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Trustees of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Trustees of the Company to perform services on behalf of the Company.

        (B) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses.

        ARTICLE 4. Compensation of the Administrator.

        (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto.

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Such compensation shall be calculated and accrued daily, and paid to the
Administrator monthly. The Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including but not limited to the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

               If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

        (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

        ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, affiliates, officers, employees and other agents of the Administrator as well as the Administrator itself.)

        So long as the Administrator acts in good faith and with due diligence and without negligence, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or nonactions with respect to the performance of services hereunder. The Administrator agrees to indemnify and hold harmless the Company, its employees, agents, Trustees, officers and nominees from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to the Administrator's bad faith willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

        The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained

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herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

        The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the other party for the reasonable fees and expenses of any counsel retained by the other party.

        The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

        Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

        ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that directors, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a Shareholder or otherwise.

        ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto.

        ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, and, upon the prior written approval of the Company, which approval shall not be

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unreasonably withheld, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        ARTICLE 9. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Company, and (ii) by the vote of a majority of the Trustees of the Company who are not parties to this Agreement or interested persons of any such party.

        For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

        ARTICLE 10. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company or its designee on request.

        In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

        ARTICLE 11. Maintenance of Systems and Equipment. The Administrator agrees to perform comprehensive date testing on the systems it utilizes to provide the services hereunder to simulate the actual turning of the century and leap year. These tests shall be intended to identify any operational issues regarding the accurate processing of date/time data from, into and between the Twentieth and Twenty-First Century, including leap year calculations. The Administrator agrees to use all commercially reasonable efforts to implement all necessary updates and changes for its mission critical systems, if any, to accommodate the turn of the century and leap year and shall have substantially tested such upgrades and changes by March 31, 1999. The Administrator agrees to provide the Company quarterly updates on the status of its Year 2000 readiness project and to make its personnel reasonably available to address any questions or concerns.

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
        ARTICLE 12. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

        ARTICLE 13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) registered or certified mail, postage prepaid, (ii) facsimile, or (iii) Federal Express or similar delivery service, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Company, at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219; and if to the Administrator at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219.

        ARTICLE 14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

        ARTICLE 15. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.


                                          REPUBLIC FUNDS

                                          By:
                                             -----------------------------

                                          Title:
                                                --------------------------


                                          BISYS FUND SERVICES OHIO, INC.

                                          By:
                                             -----------------------------

                                          Title:
                                                --------------------------

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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                        DATED AS OF _______________, 1998
                           BETWEEN THE REPUBLIC FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

Portfolios:    This Agreement shall apply to all Portfolios of the Company, either now or hereafter created. The current Portfolios of the Company are:

                       Republic Equity Fund
                       Republic New York Tax Free Bond Fund
                       Republic New York Tax Free Money Market Fund
                       Republic U.S. Government Money Market Fund
                       Republic Bond Fund
                       Republic Overseas Equity Fund
                       Republic Opportunity Fund

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Company will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rates set forth below:

               A. Fees Payable From Effective Date Through March 31, 1999
               ----------------------------------------------------------

                       1. For the Equity Fund, New York Tax Free Bond Fund, New York Tax Free Money Market Fund and U.S. Government Money Market Fund:

                              Ten one-hundredths of one percent (.10%) of the Company's average daily net assets up to $1 billion.

                              Eight one-hundredths of one percent (.08%) of the Company's average daily net assets in excess of $1 billion up to $2 billion.

                              Seven one-hundredths of one percent (.07%) of the Company's average daily net assets in excess of $2 billion.

                       2. For the Bond Fund, Overseas Equity Fund and Opportunity Fund:

                              Five one-hundredths of one percent (.05%) of the Company's average daily net assets up to $1 billion.

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                              Four one-hundredths of one percent (.04%) of the
                              Company's average daily net assets in excess of $1 billion up to $2 billion.

                              Three and one-half one-hundredths of one percent (.035%) of the Company's average daily net assets in excess of $2 billion.

                       3. For the Money Market Fund:

                              The fee schedule set forth below in Section B. shall be applicable following the commencement of operations of such Fund.

               B. Fees Payable After March 31, 1999
               ------------------------------------

                       1. For the Equity Fund, New York Tax Free Bond Fund, New York Tax Free Money Market Fund, U.S. Government Money Market Fund and Money Market Fund:

                              Ten one-hundredths of one percent (.10%) of the Company's average daily net assets when the average daily net assets of all investment companies that are advised by Republic National Bank for which the Administrator or any of its affiliates serves as fund administrator ("Republic-advised Investment Companies") are equal to or less than $1 billion;

                              Eight one-hundredths of one percent (.08%) of the Company's average daily net assets when the average daily net assets of all Republic-advised Investment Companies are in excess of $1 billion but do not exceed $2 billion;

                              Seven one-hundredths of one percent (.07%) of the Company's average daily net assets when the average daily net assets of all Republic-advised Investment Companies exceeds $2 billion.

                       2. For the Bond Fund, Overseas Equity Fund and Opportunity Fund:

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                              Five one-hundredths of one percent (.05%) of the
                              Company's average daily net assets when the average daily net assets of all Republic-advised Investment Companies are equal to or less than $1 billion;

                              Four one-hundredths of one percent (.04%) of the Company's average daily net assets when the average daily net assets of all Republic-advised Investment Companies are in excess of $1 billion but do not exceed $2 billion;

                              Three and one-half one-hundredths of one percent (.035%) of the Company's average daily net assets when the average daily net assets of all Republic-advised Investment Companies exceeds $2 billion.

        The fee payable by the Company hereunder shall be allocated to each Portfolio based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Portfolio shall be a separate (and not joint or joint and several) obligation of each such Portfolio. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at Administrator's sole discretion. The fees payable hereunder shall be subject to a minimum fee as agreed to from time to time by the parties.

               Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

               For purposes of determining the fees payable to the Administrator, the value of the Company's net assets shall be computed in the manner described in the Company's Declaration of Trust or in the Prospectus or Statement of Additional Information as from time to time is in effect for the computation of the value of such net assets in connection with the purchase and redemption of Shares.

Term: Pursuant to Article 7, the term of this Agreement shall commence on November 1, 1998, and shall remain in effect through March 31, 2003 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall continue in effect unless and until it is terminated as set forth in this paragraph. This Agreement may be terminated without penalty (i) by provision of advance written notice of nonrenewal to the other party at least 60 days prior to the end of the Initial Term, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause, (iv) in accordance with the interim evaluation procedures set forth below or (v) by provision of 60 days advance written notice to the other party following the Initial Term.

               For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;
               (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case, except for purposes for reconstruction or amalgamation, under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) a material breach of this Agreement that has not been remedied within forty-five (45) days following receipt of written notice of such breach from the nonbreaching party.

               Following July 1, 2001, the Company may conduct an interim evaluation of (i) the Administrator's performance under this Agreement (the "Performance Evaluation") and (ii) the market conditions for the services provided under this Agreement (the "Market Evaluation").

                       (a) If the Company's Performance Evaluation indicates
               that the quality of service provided by the Administrator is significantly less than that contemplated by this Agreement (but otherwise not constituting a material breach), the Company shall, on or before October 1, 2001, provide written notice to the Administrator specifying the areas in which the quality of service has been less than that contemplated by this Agreement. The Administrator shall have a period of 90 days in which to restore, to the reasonable satisfaction of the Company, the quality of service to that contemplated by this Agreement. If, at the end of such 90-day period, the Administrator has not restored the quality of service to that contemplated by this Agreement, the Company may by written notice to the Administrator terminate this Agreement without penalty effective upon the later (i) of April 1, 2002 or (ii) 90 days after such termination notice is provided to the Administrator.

                       (b) If the Company's Market Evaluation indicates that the
               market for the services provided pursuant to this Agreement by established service providers, at comparable levels of service, has changed since the date of this Agreement such that mutual fund families of a comparable size have secured and are then able to secure significantly better terms for such services under agreements having the same initial term as this Agreement, the Company may, on or before

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
               October 1, 2001, provide written notice to the Administrator of such evaluation. At the Company's request, the Administrator and the Company shall negotiate in good faith an amendment to bring this Agreement into conformity with then-current market terms effective not sooner than April 1, 2002, which amendment shall also extend the Initial Term of the Agreement until March 31, 2005.

               Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. Upon termination the Administrator shall deliver to the Company or its designee, the Company's property, records, instruments and documents. The Administrator shall be entitled to collect from the Company, in addition to the compensation described above, the amount of all of the Administrator's reasonable cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, the Administrator shall remain obligated to provide the Company with reasonable access to any Company documents or records remaining in its possession. If requested by the Company, the Administrator shall deliver such documents or records, or copies thereof, to the Company or its designee for a reasonable fee.

               If, during the Initial Term, for any reason other than as provided in the first paragraph of this Section, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in
               Article 8 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to the amount due the Administrator for the remainder of the Initial Term of this Agreement, assuming for purposes of calculation of the payment that the amount due the Administrator for the remainder of the Initial Term shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

               In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the Initial Term of this Agreement, the parties

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
               acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement, including the level of assets administered. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.

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